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                                                                    EXHIBIT 99.1
News Release
                                                       [CCA LOGO]

Contact:  Karin Demler, investor relations, 615-263-3005


                 CORRECTIONS CORPORATION OF AMERICA TENDERS FOR
                  ITS OUTSTANDING 9.875% SENIOR NOTES DUE 2009

NASHVILLE, TENN. - MARCH 8, 2005 - CORRECTIONS CORPORATION OF AMERICA (NYSE:
CXW) (the "Company") today commenced a tender offer for its outstanding $250 million 9.875% Senior Notes due 2009. In conjunction with the tender offer, the Company also commenced a consent solicitation to eliminate certain covenants in, and events that would cause a default under, the indenture governing the notes. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated March 8, 2005.

The total consideration will be determined by pricing the notes using standard market practice to the first call date of the notes at a fixed spread of 50 basis points over the bid-side yield on the 2.25% U.S. Treasury Note due April 30, 2006, determined at 2:00 p.m., New York City time, on March 18, 2005 by reference to the Bloomberg Governing Pricing Monitor. Holders who tender and deliver their consents to the proposed amendments to the indenture governing the notes by 5:00 p.m., New York City time, on March 21, 2005 (the "Consent Date") will be eligible to receive the total consideration, which includes a consent payment equal to $30 per $1,000 principal amount of notes tendered. Holders who tender after the Consent Date but by April 4, 2005 (the "Expiration Date") will be eligible to receive the tender offer consideration, which equals the total consideration less the consent payment.

The tender offer is subject to, and conditioned upon, the receipt by the Company of proceeds from an offering of its debt securities under a new financing. This financing condition is in addition to other conditions set forth in the Offer to Purchase and Consent Solicitation Statement. We expect to pay holders who validly tender their notes by the Consent Date promptly following the satisfaction of the financing condition and the other conditions to the tender offer. We expect to pay holders who validly tender and do not withdraw their notes after the Consent Date, but by the Expiration Date, promptly following the Expiration Date.

Lehman Brothers Inc. is the Dealer Manager and Solicitation Agent, and D.F. King & Co., Inc. is the Information Agent and Tender Agent, in connection with the Offer and Consent Solicitation. Requests for information should be directed to Lehman Brothers Inc. at (212) 528-7581 (call collect) or (800) 438-3242 (toll free). Requests for documents should be directed to D.F. King & Co., Inc. at (212) 269-5550 (call collect) or (800) 659-5550 (toll free).

This press release is not an offer to purchase or the solicitation of an offer to sell with respect to the notes. The offers are being made solely by the Offer to Purchase and Consent Solicitation Statement.

                                     -more-
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CCA Tenders for Its Outstanding
9.875% Senior Notes Due 2009
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ABOUT THE COMPANY

Corrections Corporation of America is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. The Company currently operates 64 facilities, including 39 company-owned facilities, with a total design capacity of approximately 70,000 beds in 19 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company's facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

FORWARD-LOOKING STATEMENTS

This press release contains statements as to the Company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company's operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry and the public acceptance of the Company's services; (iii) the Company's ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations, inmate disturbances and the timing of the opening of new facilities; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company's control, such as weather, labor conditions and material shortages, resulting in increased construction costs; (v) changes in government policy and in legislation and regulation of the corrections and detention industry that adversely affect the Company's business; (vi) the availability of debt and equity financing on terms that are favorable to the Company; and (vii) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.

The Company takes no responsibility for updating the information contained in this press release following the date hereof or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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